CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

Exhibit 10.1
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
dated as of July 14, 2022,
by and among
THREDUP INC.,
THREDUP INTERMEDIARY HOLDINGS LLC,
and
KNITWIT GC LLC,
as Borrowers,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
WESTERN ALLIANCE BANK,
as Agent

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of July 14, 2022, by and among THREDUP INC., a Delaware corporation (“Parent”), THREDUP INTERMEDIARY HOLDINGS LLC, a Virginia limited liability company (“Holdings”), and KNITWIT GC LLC, a Virginia limited liability company (“Knitwit”, and together with Parent and Holdings, each a “Borrower” and collectively, the “Borrowers”), the financial institutions and other entities that are or hereafter become parties to this Agreement as Lenders, and WESTERN ALLIANCE BANK, an Arizona corporation (“WAB”), as administrative agent for the Lenders (together with its successors and assigns in that capacity, the “Agent”).
RECITALS
Borrowers and WAB previously entered into that certain Amended and Restated Loan and Security Agreement dated as of February 3, 2021, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 14, 2021, and as further amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 3, 2021 (as amended, the “Original Loan Agreement”).
Borrowers wish to amend and restate the Original Loan Agreement and to obtain credit from time to time from Lenders, and Lenders desire to amend and restate the Original Loan Agreement and to extend credit to Borrowers. This Agreement sets forth the terms on which Agent and Lenders will amend and restate the Original Loan Agreement and will advance credit to Borrowers, and Borrowers will repay the amounts owing to Agent and Lenders.
AGREEMENT
The parties agree as follows:
1.    DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and each Borrower’s Books relating to any of the foregoing.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Agent Expenses” means all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for Agent) incurred by Agent in connection with the syndication of the Credit Extensions or the Commitments; the preparation, negotiation, and administration of the Loan Documents; reasonable and documented Collateral audit fees; and amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), whether incurred before, during and after an Insolvency Proceeding, whether or not suit is brought; provided, that the attorneys’ fees and expenses that constitute Agent Expenses shall in any event be limited to one primary counsel to Agent, one local counsel to Agent in each reasonably necessary jurisdiction, and one specialty counsel to Agent in each reasonably necessary specialty area (including insolvency law).

“Agent Fee Letter” means the fee letter agreement dated as of the date hereof between Borrowers and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Assignment Agreement” is defined in Section 13.1(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule, or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Agreements” means those certain agreements entered into from time to time by a Borrower with a Bank Product Provider concerning Bank Products.
“Bank Product Obligations” means any and all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.
“Bank Product Provider” means a Person in its capacity as a party to a Bank Product Agreement with a Borrower or any Subsidiary; provided, that no such Person (other than WAB or its Affiliates) shall constitute a Bank Product Provider with respect Card Services without the prior written consent of Agent, and no such Person (other than WAB and its Affiliates) shall constitute a Bank Product Provider with respect to any other Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement with such Person and with respect to the applicable Bank Product within ten (10) days after the provision of such Bank Product to Borrower or its Subsidiaries, or, if such Bank Product Agreement was entered into prior to the Closing Date or prior to the date on which such Bank Product Provider or its Affiliate, as applicable, became a Lender under this Agreement, within ten (10) days after the Closing Date or ten (10) days after the date on which such Bank Product Provider or its Affiliate, as applicable, first became a Lender under this Agreement, as applicable; provided, further, that if, at any time, such Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither such former Lender nor its Affiliates (to the extent such Affiliates are not otherwise a Lender or an Affiliate of another Lender hereunder) shall constitute Bank Product Providers, and the Bank Product Agreements entered into with such former Lender shall no longer constitute Bank Product Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted); provided, further, such Lender shall, at any time such Lender ceases to be a Lender under this Agreement, have the right to terminate such Bank Product Agreements and require that the Bank Product Obligations be repaid or (to the extent such Lender allows the Bank Product Agreements to remain in place and such Bank Product Obligations to remain outstanding) cash collateralize any outstanding Bank Product Obligations (notwithstanding anything else herein or in the Bank Product Agreements to the contrary).
“Bank Product Provider Letter Agreement” means a letter agreement in form and substance reasonably acceptable to Agent duly executed by the applicable Bank Product Provider, Borrowers, and Agent.
“Bank Products” means any products, credit services, e-commerce, or similar financial accommodations previously, now, or hereafter extended to a Borrower or its Subsidiaries by a Bank Product Provider, including: (a) credit cards; (b) credit card processing services; (c) debit cards; (d) purchase cards; (e) ACH transactions; (f) cash management, including controlled disbursement, accounts or services; (g) any Interest Rate Protection Agreement; or (h) any master treasury management agreement.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower Representative” is defined in Section 15.9.
“Borrower’s Books” means all of a Borrower’s financial books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Request” means a request for a Credit Extension, which in each case shall be in such form as Agent may approve.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
“Card Service Obligations” means Bank Product Obligations with respect to Card Services.
“Card Services” means Bank Products described in items (a) through (d) of that definition.
“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC.
“Change in Control” means (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than James Reinhart and his Affiliates (or any trust, foundation or other entities created by him, or any of his heirs, executors or family members), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock or other equity securities, as applicable, then outstanding of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Parent, who did not have such power before such transaction; or (b) that Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.
“Collateral” means, with respect to each Borrower, all personal property of such Borrower, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of such Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the Code. Notwithstanding the foregoing, the Collateral shall not include any Excluded Property.
“Collection Account” means the deposit account maintained with Agent by Parent or any other Domestic Borrower into which all Collections received are to be deposited.
“Collections” means all payments and proceeds from or on behalf of an account debtor (including any payments made by a payment transmitter) with respect to Accounts or other Collateral.
“Commitments” mean the Term A Loan Commitments and the Term B Loan Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.
“Credit Extension” means a borrowing of a Term Loan.
“Defaulting Lender” means any Lender, subject to Section 2.16(f), that (a) has failed to (i) fund any portion of its Credit Extensions within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Credit Extension hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or

Borrowers, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowers), or (d) (i) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, (ii) had, or had a direct or indirect parent company that had, appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(f)) upon delivery of written notice of such determination to Borrowers and each Lender.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Term Loan Maturity Date.
“Domestic Borrower” means any Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Domestic Subsidiary” means any direct or indirect Subsidiary of a Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EBDA” means, with respect to Parent and its Subsidiaries on a consolidated basis, for any period, (a) net income, plus, to the extent deducted in the calculation of net income and without duplication, (b) depreciation expense, (c) amortization expense, and (d) non-cash items related to stock based compensation, less (e) the average aggregate trailing three (3) month principal payments on all Term Loans.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (b) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Equipment” means the following, in each case located in the United States: (a) carousels, conveyers, sprinklers, electrical circuity, hangers, nettings, merchandise stations, itemization stations, photo studios, or other equipment required to operate distribution centers, (b) building purchases, tenant improvements, furniture or fixtures, and other hard costs for physical goods purchased for the purpose of establishing physical locations, including distribution centers, retail locations, headquarters locations, or vending machines, and (c) computer hardware and software related to or used in connection with any of the foregoing.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.
“Equity Interests” means capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned in Section 8.
“Excluded Account” means (a) any zero-balance deposit account of a Borrower that sweeps on a daily basis into a deposit account subject to a control agreement in favor of Agent and in form and substance reasonably acceptable to Agent, (b) any deposit account of a Borrower used exclusively for payroll, payroll taxes, or other employee wage and benefit payments to or for the benefit of such Borrower’s employees and identified to Agent by Borrowers as such, (c)(i) any securities account or any deposit account of a Borrower, in each case, pledged to exclusively secure Letter of Credit Obligations, to the extent that such securities account or such deposit account is subject to a Permitted Lien pursuant to the applicable Letter of Credit Documents, (ii) any securities account or any deposit account of a Borrower, in each case, pledged to exclusively secure Card Service Obligations, to the extent that such securities account or such deposit account is subject to a Permitted Lien pursuant to the applicable Bank Product Agreements, (iii) any other securities account or any other deposit account of a Borrower, in each case, pledged to exclusively secure obligations (other than the Obligations) secured by Permitted Liens, (d) any securities account or deposit account of a Borrower that hold funds or security entitlements, as applicable, which such Person holds in trust or as an escrow or fiduciary for another Person that is not a Borrower, in each case to the extent such arrangement is permitted under this Agreement, and (e) any other deposit account or securities account of a Borrower, so long as the aggregate balance on deposit in such account does not exceed $100,000 individually or $250,000 in the aggregate for all such accounts at any time.
“Excluded Property” means (a) any permit, lease or license, or asset held by a Borrower or to which a Borrower is a party (i) that prohibits or requires the consent of any Person as a condition to the creation by such Borrower of a security interest or Lien thereon or that would be breached or violated or give the other party the right to terminate it as a result thereof or (ii) to the extent that any law applicable thereto prohibits the creation of a security interest or Lien thereon or that would be breached or give the other party the right to terminate it as a result thereof, but only, in each case under this clause (a), to the extent, and for so long as, such prohibition is not waived, such consent is not waived or obtained, or such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code (including, without limitation, Sections 9-406(a), 9-407(a), 9-408(a) and 9-409 of the Code) or any other applicable law; (b) any assets held by a Borrower that are subject to or covered by a certificate of title; (c) letter of credit rights not in excess of $100,000, individually or in the aggregate, except to the extent that Agent’s Lien in such letter of credit rights can be perfected by filing of a financing statement; (d) Excluded Accounts; (e) trademarks or applications therefor, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §§ 1051, et seq); (f) margin stock;

(g) real property; (h) Equity Interests in any Excluded Subsidiary and (i)(i) money and property on deposit in an Excluded Account or otherwise held by or for the exclusive benefit of WAB, in its capacity as Issuing Bank, in each case as cash collateral for Letter of Credit Obligations, to the extent that such cash collateral is subject to a Permitted Lien pursuant to the applicable Letter of Credit Documents, and (ii) money and property on deposit in an Excluded Account or otherwise held by or for the exclusive benefit of WAB, in its capacity as a Bank Product Provider, in each case as cash collateral for Card Service Obligations, to the extent that such cash collateral is subject to a Permitted Lien pursuant to the applicable Bank Product Agreements; provided, that (A) no Account or proceeds thereof shall be Excluded Property and (B) “Excluded Property” shall not include any proceeds, products, substitutions or replacements of any property (unless such proceeds, products, substitutions or replacements, would otherwise constitute Excluded Property as defined immediately above).
“Excluded Subsidiary” means (a) any non-profit Subsidiary, (b) any Foreign Subsidiary that is not a Material Subsidiary, (c) any Subsidiary whose guarantee or the pledge of whose Equity Interests would create material adverse tax consequences as determined by Agent and Borrower Representative in good faith, (d) any Subsidiary owned directly or indirectly by a Subsidiary described in clause (c) of this definition, (e) any Subsidiary if it is not within its legal capacity to become a Borrower or enter into any Loan Document or if the same would, as reasonably determined by Agent and such Subsidiary, conflict with the statutory obligations of its directors (or other officers) or contravene any legal prohibition or regulatory condition (including any fiduciary obligations in connection with any legal prohibition or regulatory condition), as reasonably determined by Agent and such Subsidiary, or would result in (or in a material risk of) civil or criminal liability (including due to the breach of any fiduciary obligations in connection with any civil or criminal liability) on the part of any of its directors (or other officers) and (f) any Subsidiary that Parent and Agent reasonably agree in writing that the cost, burden, difficulty, or consequence of such Subsidiary becoming a Borrower or guarantor hereunder outweighs the value afforded thereby. As of the Closing Date, Remix Global EAD is an Excluded Subsidiary.
“Excluded Swap Obligation” means any Swap Obligation that arises from any guaranty or collateral pledge with respect to the Obligations or the Secured Obligations that becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of any guarantor’s or pledgor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time any applicable guaranty or pledge agreement or similar collateral document becomes effective with respect to such related Swap Obligation, but such exclusion shall only be effective for so long as it would otherwise be so illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Credit Extension or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Credit Extension or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.14(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g), and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the IRC.

“FCPA” is defined in Section 5.18(b).
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries on a consolidated basis for any period, expressed as a ratio, (x) net income, less (a) taxes and (b) distributions, plus, to the extent deducted in the calculation of net income, (c) depreciation expense, (d) amortization expense, (e) non-cash stock based compensation, and (f) interest expense, divided by (y) the aggregate amount of principal and interest payments on all Term Loans required to be paid during such period.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any direct or indirect Subsidiary of a Borrower that is not a Domestic Subsidiary, unless such Subsidiary is a Borrower hereunder.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations (provided that any lease (or other arrangement) of such that is or would have been treated as an operating lease as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as a capital lease obligation under this Agreement and the other Loan Documents, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations in the financial statements of a Person), and (d) all Contingent Obligations in respect of any obligations of the kind referred to in clauses (a) through (c).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property Collateral” means all of each Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Interest Rate Protection Agreement” means any interest rate cap and/or currency exchange agreement or other so-called “swap” agreement, or similar arrangement entered into with the intent of protecting against fluctuations in interest rates, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IP Security Agreement” means that certain Second Amended and Restated Intellectual Property Security Agreement, dated as of the date hereof, between Agent and the Borrowers.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time.
“Issuing Bank” means WAB in its respective capacity as an issuer of a Letter of Credit as described in this Agreement, and its successors and assigns in such capacity.
“Lender Expenses” means, with respect to each Lender, following the occurrence and during the continuance of any Event of Default, such Lender’s reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), whether incurred before, during and after an Insolvency Proceeding, whether or not suit is brought; provided, that the fees and expenses of counsel that constitute Lender Expenses shall in any event be limited to one primary counsel to the Lenders that are not the Agent or an Affiliate of the Agent, taken as a whole, and one or more additional counsel to Lenders that are not the Agent or an Affiliate of the Agent if one or more conflicts of interest arise.
“Lender Fee Letter” means, with respect to any Lender, as applicable, a fee letter agreement among Borrowers, Agent, and such Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lenders” means the financial institutions and other entities listed on Schedule 2.1 and any other financial institutions and other entities that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any commercial or standby letter of credit which is issued by Issuing Bank at the request of and for the account of a Borrower as described in this Agreement.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively and individually, any application therefor and any other agreements, instruments or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the (a) the rights and obligations of the parties concerned or at the risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.
“Letter of Credit Obligations” means, at any time and without duplication, the sum of (a) the aggregate undrawn face amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Limited Subsidiary Dissolution Consent” means a Limited Consent under Amended Loan and Security Agreement entered into prior to the Closing Date between Borrowers and WAB relating to the dissolution of the following Subsidiaries: (i) thredUP Circular Fashion Fund Inc., a Delaware corporation; and (ii) ThredUP CF LLC, a Delaware limited liability company.
“Loan Documents” means, collectively, this Agreement, the Agent Fee Letter, each Lender Fee Letter (if any), each note, each control agreement, and any other document, instrument or agreement entered into in connection with this Agreement (other than Bank Product Agreements and Letter of Credit Documents), all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrowers and their Subsidiaries taken as a whole or (ii) the ability of Borrowers taken as a whole to repay the Secured Obligations or otherwise perform their obligations under the Loan Documents or (iii) a material impairment of the enforceability or priority of Agent’s security interests with respect to all or a material portion of the Collateral.
“Material Subsidiary” means each Subsidiary of a Borrower that (i) owns at least 5% of the consolidated total assets of Borrowers and their Subsidiaries, (ii) generates at least 5% of the consolidated revenues of Borrowers and their Subsidiaries, (iii) is the owner of equity interests of any Subsidiary of a Borrower that otherwise constitutes a Material Subsidiary, or (iv) any group consisting of Subsidiaries of a Borrower that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) above but that, taken together, had revenues or total assets in excess of 7.5% of the consolidated revenues or total assets, as applicable, of Borrowers and their Subsidiaries. As of the Closing Date, Remix Global EAD is not a Material Subsidiary.
“Minimum Cash” means unrestricted cash and certificates of deposit, in each case, held at Agent of (a) from the Closing Date through December 31, 2024, at least 45% of the aggregate outstanding principal amount of the Term Loans, and (b) from January 1, 2025, through Payment In Full, at least 40% of the aggregate outstanding principal amount of the Term Loans.
“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents (as defined in the Code), and tangible chattel paper, and a Borrower’s Books relating to any of the foregoing.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 13.5 and (b) has been approved by the Required Lenders.
“Obligations” means all debt, principal, interest, Agent Expenses, Lender Expenses, and other amounts owed to Agent or any Lender by a Borrower pursuant to the Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others pursuant to the Loan Documents that Agent or any Lender may have obtained by assignment or otherwise; provided, that the Obligations do not include any Excluded Swap Obligation.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b)).

“Paid In Full” or “Payment In Full” means, with respect to any Secured Obligations, (a) the payment in full in cash of all such Secured Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, or (ii) Bank Product Obligations that, at such time, are allowed by Agent or any applicable Lender to remain outstanding and that are not required by the provisions of this Agreement or any other agreement or document with Agent or such Lender to be repaid or cash collateralized), (b) the termination or expiration of all Commitments in accordance with the terms and conditions of this Agreement, (c) either (i) the cancellation and return to Agent of all original Letters of Credit or (ii) the cash collateralization of all Letters of Credit (in an amount equal to 105% of the stated amount of such Letters of Credit) in a manner reasonably acceptable to Issuing Bank, and (d) either (i) payment in full in cash of all Card Service Obligations and termination of all Card Services or (ii) the cash collateralization of all Card Service Obligations (in an amount equal to 105% of the maximum available amount of such Card Service Obligations) in a manner reasonably acceptable to the Bank Product Provider for such Card Service Obligations.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Permitted Acquisition” means an acquisition pursuant to which a Borrower acquires all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:
(a)    the cash consideration of all such acquisitions in the aggregate per fiscal year does not exceed $[***];
(b)    for any such acquisition to be consummated before March 31, 2025, immediately after giving effect thereto, the aggregate value of unrestricted cash, cash equivalents, and marketable securities held by Borrowers is, immediately after the consummation of such acquisition, at least $75,000,000;
(c)    immediately prior to, and after giving effect thereto, (i) Borrowers are and would be in compliance on a pro forma basis with the financial covenants set forth in Section 6.8, and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;
(d)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;
(e)    such acquired Person or assets shall be in the same line of business as is conducted by Borrowers as of the Closing Date (or a line of business reasonably related, ancillary, complementary or incidental thereto);
(f)    such acquisition shall not cause the primary Accounts of Borrowers and their Subsidiaries (when taken as a whole), or a material part of the Collateral (when taken as a whole), to be located outside of the United States;
(g)    if such acquisition is structured as a stock acquisition, (i) all such stock acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by a Borrower or a Subsidiary and (ii) such Borrower shall comply, or cause such Subsidiary to comply, with Section 6.12;
(h)    Borrowers shall have delivered to Agent at least five (5) Business Days (or such shorter period as may be acceptable to Agent) prior to the closing of such proposed acquisition (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by Agent), (ii) a general description of the acquired assets or acquired business line or unit or division and the competitive position of such business line or unit or division within the industry, (iii) the sources and uses of funds to finance the proposed acquisition, and (iv) to the extent available, quarterly and annual audited financial statements of the Person whose equity interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition;

(i)    for any such acquisition to be consummated before March 31, 2025, Agent shall have received a certificate from a Responsible Officer certifying and setting forth in reasonable detail that Borrowers have enough cash on hand to pay their projected ordinary course operating expenses and all scheduled debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction);
(j)    Agent shall have received a certificate from a Responsible Officer certifying compliance with the requirements contained in this definition of “Permitted Acquisition” (before and after giving effect to such acquisition); and
(k)    such acquisition shall be consensual and shall have been approved by the target’s board of directors or other applicable governing body.
“Permitted Indebtedness” means:
(a)    Indebtedness in respect of the Secured Obligations;
(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)    Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any given time;
(d)    Subordinated Debt;
(e)    (i) Indebtedness owing by a Subsidiary that is not a Borrower to (A) a Borrower arising in connection with a Permitted Investment or (B) another Subsidiary that is not a Borrower, and (ii) so long as such Indebtedness is Subordinated Debt, Indebtedness owing by one Borrower to another Borrower;
(f)    Indebtedness consisting of indemnification obligations or adjustments in respect of the purchase price (including earn-outs) in connection with any Permitted Acquisition or any Transfer permitted hereunder;
(g)    accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of business in accordance with customary terms and paid within 120 days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(h)    Indebtedness consisting of the financing of insurance premiums in respect of insurance policies insuring assets or businesses of any Borrower or Subsidiary written or arranged in the ordinary course of business;
(i)    Indebtedness incurred in connection with the endorsement of negotiable instruments for collection;
(j)    unsecured Indebtedness incurred in the ordinary course of business in respect of credit cards, debit cards, stored value cards, and purchase cards, provided that the aggregate principal amount of such Indebtedness (or commitments in respect thereof) does not exceed $10,000,000 at any time;
(k)    unsecured Indebtedness incurred in respect of cash management services, including treasury, depository, overdraft, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, merchant services, and other similar arrangements of any Borrower or Subsidiary, in each case incurred in the ordinary course of business;

(l)    unsecured Indebtedness under foreign currency hedges, swaps, and Interest Rate Protection Agreements that is incurred for the bona fide purpose of hedging the interest rate or foreign currency risks associated with the operations of any Borrower or Subsidiary and not for speculative purposes;
(m)    Indebtedness in respect of worker’s compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;
(n)    Indebtedness constituting deposits or prepayments received from its customers in the ordinary course of business;
(o)    Guarantees with respect to any Permitted Indebtedness; and
(p)    Indebtedness incurred in connection with the extension, renewal or refinancing of the Indebtedness of the type described in clauses (a) through (o) above, provided that principal amount of the indebtedness (or commitment in respect thereof) being extended, renewed, or refinanced does not increase.
“Permitted Investment” means:
(a)    Investments existing on the Closing Date disclosed in the Schedule;
(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Agent, (iv) Agent’s money market accounts, and (v) other Investments in cash, cash equivalents, and marketable securities maintained in accordance with Borrowers’ investment policy;
(c)    net Investments by any Borrower in Foreign Subsidiaries in the ordinary course of Borrowers’ corporate development strategy, in aggregate amount not to exceed $[***] in any fiscal year;
(d)    Investments made with proceeds from the issuance of equity interests or Subordinated Debt;
(e)    Investments by any Foreign Subsidiary that is not a Borrower;
(f)    Investments in any retailer, distributor, customer, vendor, supplier or other non-Subsidiary joint ventures, strategic alliances, minority investments and similar arrangements customary in the ordinary course of Borrowers’ corporate development strategy, in aggregate amount not to exceed $15,000,000 in any fiscal year;
(g)    Permitted Acquisitions;
(h)    the formation of Subsidiaries in compliance with Section 6.12;
(i)    deposit accounts and securities accounts to the extent any such account is subject to a control agreement in favor of Agent or an Excluded Account;
(j)    Investments (i) by any Borrower in any other Borrower, (ii) by any Subsidiary that is not a Borrower in a Borrower, and (iii) by any Subsidiary that is not a Borrower in another Subsidiary that is not a Borrower;

(k)    employee loans and advances (including but not limited to employee relocation loans and advances in the form of sign-on bonus and relocation bonus), travel advances and guarantees in accordance with Borrowers’ usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $100,000 outstanding at any time; and
(l)    Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business.
“Permitted Liens” means the following:
(a)    any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents or securing the Secured Obligations;
(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided adequate reserves with respect thereto are maintained on the books of the applicable Borrower or Subsidiary in conformity with GAAP;
(c)    Liens (i) upon or in any fixed or capital assets which were not financed by Lenders under this Agreement acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such assets or indebtedness (including capital leases) incurred solely for the purpose of financing the acquisition of such assets, or (ii) existing on such assets at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such assets;
(d)    Liens incurred in connection with capital expenditures, including leasehold improvements, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);
(e)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(f)    pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation;
(g)    deposits made to secure earnest money deposits or escrow arrangement in connection with any Investment permitted under Section 7.7 or made to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);
(h)    easements, rights-of-way, minor and immaterial defects or irregularities of title, restrictions and other similar encumbrances incurred in the ordinary course of business and any Lien affecting title, zoning, building codes, land use and other similar requirements of law and municipal ordinances and other similar items that, in each case, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Borrower or Subsidiary;
(i)    any interest or title of a lessor or licensor under any lease, license, sublease or sublicense entered into by any Borrower or Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed, and any ground leases in respect of real property on which facilities owned or leased by any Borrowers or Subsidiary are located;
(j)    judgment Liens that do not constitute an Event of Default under Section 8.7;

(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, cash equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by any Borrower or Subsidiary, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the Code on items in the course of collection;
(m)    Liens comprised of licenses not prohibited by the terms of the Loan Documents;
(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(o)    Liens securing Indebtedness represented by financed insurance premiums or liability to insurance carriers in the ordinary course of business, provided that such Liens do not extend to any property or assets other than the corresponding insurance policies being financed and proceeds thereof;
(p)    precautionary financing statements (or equivalent filings or registrations in foreign jurisdictions) filed regarding (i) any lease permitted by this Agreement and (ii) goods consigned or entrusted to or bailed to a Person in connection with the processing, reprocessing, recycling or tolling of such goods;
(q)    Liens in favor of any other Borrower in the ordinary course of business;
(r)    Liens on a Person’s property existing at the time such property (or such Person) is acquired, including any acquisition by means of a merger or consolidation with or into any Borrower or Subsidiary permitted under this Agreement and securing Permitted Indebtedness; provided that such Liens were in existence prior to the contemplation of, and were not incurred in contemplation of or in anticipation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with any Borrower or Subsidiary;
(s)    any provision for the retention of title to an asset by the vendor or transferor of such asset (including any lessor) which asset is acquired by any Borrower or Subsidiary in a transaction entered into in the ordinary course of business;
(t)    Liens constituting customary restrictions on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect; and
(u)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (u) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness (or commitment in respect thereof) being extended, renewed or refinanced does not increase.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the greater of (a) 4.75% and (b) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Agent as its Prime Rate. Agent may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender, any investment fund that invests in commercial loans and that is managed or administered by such Lender, an Affiliate of such Lender or the same investment advisor as such Lender or by an Affiliate of such investment advisor, (b) any commercial bank, savings and loan association or savings bank or any other entity (other than a natural Person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes or other additional amounts under Section 2.13 and (c) to any other Person approved by Borrowers and Agent in their respective sole discretion; provided that none of the following shall be a Qualified Assignee: (i) a Defaulting Lender, (ii) any competitor of Parent, which Person has been designated by Borrower Representative as such by written notice to Agent and Lenders (A) before the date of this Agreement or (B) if after the date of this Agreement, not less than five Business Days prior to such date, and (iii) any fund, trust, similar entity or adviser that invests in distressed assets or companies, special situations, or restructuring opportunities, which Person has been designated by Borrower Representative as such by written notice to Agent and Lenders (A) before the date of this Agreement or (B) if after the date of this Agreement, not less than five Business Days prior to such date; provided further, if at any time applicable, that no Person that holds, directly or indirectly a cash investment in the Subordinated Debt or equity or second lien debt of any Borrower shall be a Qualified Assignee.
“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.
“Recipient” means (a) Agent or (b) any Lender, as applicable.
“Related Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised, administered or managed by or under common control with (i) a Lender, (ii) an affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an affiliate of an investment advisor that manages a Lender, or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) of this definition.
“Required Lenders” means Lenders having more than 50% of the sum of the aggregate Commitments and the aggregate outstanding principal amount of the Term Loans; provided, that, at any time that there are two (2) or fewer Lenders (who are not Affiliates of one another) then “Required Lenders” means all Lenders, and provided further that the Commitments or Credit Extensions, as applicable, held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For purposes of this definition, all Lenders that are Affiliates shall in each case be deemed to constitute a single Lender.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Secretary and the Controller of each Borrower.
“RML” means the number of months obtained by dividing (a) the aggregate amount of Borrowers’ unrestricted cash, cash equivalents, and marketable securities, in each case, that are (i) subject to an account control agreement in favor of Agent as the senior secured party or (ii) held in an account at Agent, by (b) the monthly trailing three (3) month average EBDA.
“Sanctions” is defined in Section 5.18(a).
“Secured Obligations” means all Obligations, Letter of Credit Obligations, and Bank Product Obligations, in each case whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any such debt, liability, or obligation owing from a Borrower that Agent, any Lender, or Issuing Bank may have obtained by assignment or otherwise; provided, that the Secured Obligations do not include any Excluded Swap Obligation.
“Schedule” means the schedule of exceptions attached hereto and approved by Agent, if any.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by Borrowers to Agent on terms reasonably acceptable to Agent (and identified as being such by Borrowers and Agent).
“Subsidiary” means any corporation, limited liability company, partnership or other entity in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.
“Swap Obligation” means any Interest Rate Protection Agreement or related obligation that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term A Loan” is defined in Section 2.1(b)(i)(A).
“Term A Loan Commitment” means with respect to each Lender, the commitment of such Lender to make a Term A Loan on the Closing Date in the amount of such Lender’s Term A Loan Commitment set forth on Schedule 2.1.
“Term A Loan Initial Principal Payment Date” means August 10, 2022.
“Term B Loan” is defined in Section 2.1(b)(i)(B).
“Term B Loan Availability Period” means the period from the Closing Date through the date that is the four-year anniversary of the Closing Date.
“Term B Loan Commitment” means with respect to each Lender, the commitment of such Lender to make a Term B Loans during the Term B Loan Availability Period in the amount of such Lender’s Term B Loan Commitment set forth on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Term B Loan Initial Principal Payment Date” means August 10, 2024.
“Term Loan” and “Term Loans” are defined in Section 2.1(b)(i)(B).
“Term Loan Maturity Date” means the date that is the five-year anniversary of the Closing Date.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Borrower connected with and symbolized by such trademarks.
“Transfer” has the meaning assigned to such term in Section 7.1.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.13(g).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Withholding Agent” means any applicable Borrower and Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
1.3    Terms Generally. The definitions of terms in this Agreement apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The word “will” is to be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” refers (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document in this Agreement is to be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person is to be construed to include such

Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, are to be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references in this Agreement to Articles, Sections, Exhibits and Schedules are to be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation in this Agreement, unless otherwise specified, refers to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” are to be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it will be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person will be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
2.    LOAN AND TERMS OF PAYMENT.
2.1    Credit Extensions.
(a)    General. Each Borrower promises to pay to Agent, for the benefit of Agent and Lenders, as applicable, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Agent or any Lender to Borrowers in accordance with the terms hereof. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(b)    Term Loans.
(i)    Availability.
(A)    Term A Loan. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a term loan to Borrowers on the Closing Date in an aggregate original principal amount equal to such Lender’s Term A Loan Commitment (each such term loan, a “Term A Loan”). Borrowers shall use the proceeds of the Term A Loans to refinance Indebtedness under the Original Loan Agreement and, after application of such proceeds to refinance such Indebtedness, any such remaining proceeds may be used for working capital and other general corporate purpose. The Term A Loan Commitments shall automatically and permanently terminate on the Closing Date upon the funding of the Term A Loans. After repayment, no Term A Loan may be reborrowed.
(B)    Term B Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make one or more term loans to Borrowers during the Term B Loan Availability Period in an aggregate original principal amount not to exceed such Lender’s Term B Loan Commitment (each such term loan, a “Term B Loan”; each Term A Loan and each Term B Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans and the Term B Loans are hereinafter referred to collectively as the “Term Loans”). Borrowers shall use the proceeds of the Term B Loans to finance the purchase price (including soft costs) of Eligible Equipment. Each borrowing of Term B Loans shall be in an aggregate original principal amount not less than $2,500,000 and equal to or less than the sum of the invoice value of the applicable Eligible Equipment plus up to 50% of the documented soft costs (including sales tax, freight, and installation expenses) associated with the applicable Eligible Equipment, which any Borrower shall have purchased within one hundred eighty (180) days of the date of the corresponding request for borrowing of Term B Loans (or, in the case of the initial borrowing of Term B Loans, which any Borrower shall have purchased on or after March 1, 2021) and as determined by Agent in the exercise of its reasonable credit discretion. All unused Term B Loan Commitments shall automatically and permanently terminate as of the end of the Term B Loan Availability Period. After repayment, no Term B Loan may be reborrowed.
(ii)    Repayment.
(A)    Interest on the outstanding principal amount of each Term Loan shall accrue from the date of each Term Loan at the rate specified in Section 2.3 and shall be payable (I) monthly on the tenth (10th) day of each month, beginning with the first such monthly date to occur after the Closing Date, so long as any amounts are outstanding under the Term Loans, and (II) on the Term Loan Maturity Date.
(B)    The principal amount of the Term A Loans shall be payable in (I) equal monthly installments of principal, beginning on the Term A Loan Initial Principal Payment Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, with each installment of principal to be equal to the quotient derived by dividing (i) the aggregate principal amount of the Term A Loans outstanding as of the Term A Loan Initial Principal Payment Date by (ii) ninety-six (96); plus (II) one (1) payment due and payable on the Term Loan Maturity Date equal to the entire remaining outstanding principal amount of the Term A Loans, together with all accrued and unpaid interest, and all other amounts owing under this Agreement. The Term A Loans, once repaid, may not be reborrowed.
(C)    The principal amount of the Term B Loans shall be payable in (I) equal monthly installments of principal, beginning on the Term B Loan Initial Principal Payment Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, with each installment of principal to be equal to the quotient derived by dividing (i)(1) the sum of the aggregate principal amount of all Term B Loans outstanding as of the Term B Loan Initial Principal Payment Date plus (2) the aggregate original principal amount of all Term B Loans made after the Term B Loan Initial Principal Payment Date and before the applicable monthly payment date by (ii) sixty (60); plus (II) one (1) payment due and payable on the Term Loan Maturity Date equal to the entire remaining outstanding principal amount of the Term B Loans, together with all accrued and unpaid interest, and all other amounts owing under this Agreement. The Term B Loans, once repaid, may not be reborrowed.
(D)    Borrowers may prepay the Term Loans without penalty or premium.
(c)    Letters of Credit. Subject to, as applicable, the terms and conditions of this Agreement (including, limitation, Section 6.13), the applicable Letter of Credit Documents, and any other customary documentation required by Issuing Bank in connection with the issuance of any Letter of Credit, and provided there does not then exist an Event of Default, Issuing Bank shall issue, for the account of Borrowers, Letters of Credit of such stated amounts as Borrowers may from time to time request during the term of this Agreement. Borrowers shall promptly and duly execute and deliver any customary documentation reasonably required by Issuing Bank in connection with the issuance of any such Letter of Credit. As of the Closing Date, the letters of credit described on Schedule 2.1(c) shall be deemed to be Letters of Credit giving rise to Letter of Credit Obligations. Subject to the terms of the applicable Letter of Credit Documents, Borrowers shall unconditionally and irrevocably, without duplication or derogation of the terms and conditions of any applicable Letter of Credit Document and without duplication of amounts otherwise provided for in this Agreement, reimburse Issuing Bank promptly upon demand for any payments made by Issuing Bank to any Person for a drawing under any Letter of Credit and for any other customary charges and reasonable and documented out-of-pocket costs, fees and expenses incurred by Issuing Bank in connection with the application for, issuance of, administration of, or amendment to any Letter of Credit. The obligations of Borrowers with respect to any Letter of Credit issued as described in this Section 2.1(c) shall be payable and performed strictly in accordance with the terms of the Letter of Credit and the applicable Letter of Credit Documents under all circumstances whatsoever, including, without limitation, any lack of validity or enforceability of this Agreement, any other Loan Document.
2.2    Requests for Credit Extensions; Funding of Credit Extensions.
(a)    Notice by Borrowers. Each Credit Extension shall be made upon Borrowers’ irrevocable notice to Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrowers, or may be given by telephone to Agent (if promptly confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by Agent not later than 11:00 a.m. Pacific time three Business Days prior to the date of the requested Credit Extension.
(b)    Content of Borrowing Requests. Each Borrowing Request shall specify the following information, as applicable: (i) the aggregate amount of the requested Credit Extension; (ii) the date of such Credit Extension (which shall be a Business Day); (iii) the location and number of the applicable Borrower’s account to which funds are to be disbursed; and (iv) in the case of a Term B Loan, a description of the applicable Eligible Equipment and the applicable invoice amount or associated soft costs, together with such supporting information or documentation as Agent may reasonably require in connection therewith.
(c)    Notice by Agent to Lenders. Promptly following receipt of a Borrowing Request, Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Credit Extension.
(d)    Funding by Lenders. Each Lender shall make the amount of each Credit Extension to be made by it hereunder available to Agent in immediately available funds not later than 12:00 noon Pacific time on the proposed date thereof. Agent will make all such funds so received available to Borrowers in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request.
(e)    Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Credit Extension that such Lender will not make available to Agent such Lender’s share of such Credit Extension, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(d) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Credit Extension available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the interest rate applicable to Term Loans. If Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Credit Extension to Agent, then the amount so paid shall constitute such Lender’s portion of such Credit Extension. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Agent.
2.3    Interest Rates, Payments, and Calculations.
(a)    Interest Rates on the Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding principal balance thereof, at a per annum rate equal to 1.25% above the Prime Rate.
(b)    Late Fee; Default Rate. At the election of Agent, if any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Agent a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25).

All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c)    Payments. Interest hereunder shall be due and payable on the tenth (10th) calendar day of each month during the term hereof. Agent shall, at its option, charge such interest, all Agent Expenses, and all Lender Expenses against any of a Borrower’s deposit accounts or against the Term Loans, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.
(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
2.4    Collections; Remittances; Account Collection Services.
(a)    Subject to the terms and conditions contained herein, Agent shall have the exclusive right to receive all Collections of each Domestic Borrower. Each Domestic Borrower shall promptly notify, transfer and deliver to Agent all Collections any Domestic Borrower or any of its Domestic Subsidiaries receives for deposit into the Collection Account. At Agent’s request, each Domestic Borrower shall instruct all account debtors to make payments directly to the Collection Account, or shall instruct them to deliver such payments to Agent by wire transfer, ACH, or other means as Agent may direct for deposit to the Collection Account. Domestic Borrowers shall forward all collections to Agent which have not been directed to the Collections Account by account debtors. The costs associated with establishing and maintaining the Collection Account shall be the Borrowers’ sole cost and expense.
(b)    Agent shall transfer all Collections deposited into the Collection Account to Borrower’s general operating account maintained with Agent within one (1) Business Day of the date received; provided that upon the occurrence and during the continuance of any Event of Default, Agent shall apply all Collections deposited into the Collection Account to the Obligations in accordance with Section 13.6. Agent has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Agent does not receive good funds for any reason, any amount previously transferred to Borrowers’ general operating account with Agent shall be reversed as of the date transferred. Agent shall have, with respect to any goods related to the Accounts, all the rights and remedies of an unpaid seller under the Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.
2.5    Crediting Payments.
(a)    Prior to the occurrence of an Event of Default, Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Parent specifies. After the occurrence and during the continuation of an Event of Default, the receipt by Agent of any wire transfer of funds, check, or other item of payment shall, at Agent’s discretion, be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Agent after 12:00 noon Pacific time shall, at the option of Agent, be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Agent under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

(b)    Borrowers hereby authorize Agent to automatically deduct from any deposit account(s) of Borrowers with WAB, including without limitation the deposit account ending in 9648, the amount of any loan payment. If the funds in the account(s) are insufficient to cover any payment, Agent shall not be obligated to advance funds to cover the payment and Borrowers agree to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to Borrowers’ account(s).
2.6    Fees. Borrowers shall pay to Agent the following:
(a)    Agent Fee Letter. To Agent, for the account of Agent or for the account of the applicable Lender(s), as applicable, all fees under the Fee Letter as and when due and payable.
(b)    Lender Fee Letters. To Agent, for the account of the applicable Lender, all fees under each Lender Fee Letter (if any) as and when due and payable.
2.7    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect until Payment In Full. Notwithstanding termination, Agent’s Lien on the Collateral shall remain in effect until Payment In Full.
2.8    [Reserved].
2.9    Payments Generally; Several Obligations of Lenders.
(a)    Presumptions by Agent. Unless Agent shall have received notice from Borrowers prior to the date on which any payment is due to Agent for the account of Lenders hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.
(b)    Deductions by Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2, 2.11, or 14.5, then Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Agent for the account of such Lender for the benefit of Agent to satisfy such Lender’s obligations to Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Agent in its discretion.
(c)    Several Obligations of Lenders. The obligations of Lenders hereunder to make Credit Extensions and to make payments pursuant to Section 14.5 are several and not joint. The failure of any Lender to make any Credit Extension or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Credit Extensions or to make its payment under Section 14.5.
2.10    Setoff.
(a)    Each Borrower agrees that Agent and each Lender has all rights of setoff and banker’s liens provided by applicable law; provided, that no Lender shall exercise any such right without the prior written consent of Agent (or written direction of Required Lenders). Each Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any other Loan Document is then due and owing to Agent or Lenders (after the expiration of any applicable grace period, if any), or (ii) any Event of Default shall have occurred and be continuing, then Agent or Lenders or the holder of any promissory note issued hereunder, in its reasonable discretion, may set off against and apply to the payment of any and all Obligations, any and all balances, credits, deposits, accounts or moneys of such

Borrower then or thereafter with Agent or such Lender or such holder (other than deposits held in accounts used solely for pension accounts, 401(k) accounts, and employee benefits).
(b)    Without limitation of Section 2.10(a), each Borrower agrees that, upon the occurrence and during the continuance of any Event of Default, Agent and each Lender is hereby authorized, at any time and from time to time, without prior notice to such Borrower, (i) to set off against and to appropriate and apply to the payment of any and all Obligations any and all amounts which Agent or such Lender is obligated to pay over to such Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand, and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with Agent as Collateral to secure such Obligations and to dishonor any and all checks and other items drawn against any deposits so held as Agent in its reasonable discretion may elect.
(c)    The rights of Agent and Lenders under this Section 2.10 are in addition to all other rights and remedies which Agent and Lenders may otherwise have in equity or at law.
(d)    Each Lender agrees to notify Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s pro rata share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective pro rata shares. Each Borrower agrees, to the fullest extent permitted by applicable law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their pro rata shares. In the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 2.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.
2.11    Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Credit Extensions or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Credit Extensions and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Credit Extensions and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Credit Extensions and other Obligations owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its applicable Credit Extensions to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of any Borrower in the amount of such participation.
2.12    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions bearing interest based on the Prime Rate made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Credit Extension or of maintaining its obligation to make any such Credit Extension, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.12(a) or Section 2.12(b) and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.13    Taxes.
(a)    Defined Terms. For purposes of this Section 2.13, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrowers. Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 2.13(e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrowers to a governmental authority pursuant to this Section 2.13, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Agent, at the time or times reasonably requested by Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B), and (D) of Section 2.13(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(C)    any Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrowers and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 2.13(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.13(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.14    Mitigation of Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.13) and obligations under this Agreement and the related Loan Documents to a Qualified Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(i)    Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 13.1;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Credit Extensions, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
Notwithstanding anything in this Section 2.14 to the contrary, the Lender that acts as Agent may not be replaced hereunder except in accordance with the terms of Section 14.7.
2.15    [Reserved].
2.16    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory,

at maturity, pursuant to Section 9 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 2.10 shall be applied at such time or times as may be determined by Agent as follows:
(i)    first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder;
(ii)    [reserved];
(iii)    [reserved];
(iv)    second, as Borrowers may request (so long as no Event of Default exists), to the funding of any Credit Extension in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent;
(v)    third, if so determined by Agent and Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Credit Extensions under this Agreement;
(vi)    fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;
(vii)    fifth, so long as no Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(viii)    sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;
provided, that if (x) such payment is a payment of the principal amount of any Credit Extensions in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Credit Extensions were made at a time when the conditions set forth in Sections 3.1 and 3.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all applicable Credit Extensions are held by Lenders pro rata in accordance with the Commitments under the applicable Credit Extension. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    [Reserved].
(d)    [Reserved].
(e)    [Reserved].
(f)    Defaulting Lender Cure. If Borrowers and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Credit Extensions of the other Lenders or take such other actions as Agent may determine to be necessary to cause the applicable Credit Extensions to be held pro rata by Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to

Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)    [Reserved].
3.    CONDITIONS OF LOANS.
3.1    Conditions Precedent to Initial Credit Extension. The obligation of Agent and Lenders to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, the following:
(a)    this Agreement;
(b)    a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)    UCC National Form Financing Statements, naming each Borrower;
(d)    the IP Security Agreement;
(e)    evidence of insurance required pursuant to Section 6.6;
(f)    payment of the fees, Agent Expenses, and Lender Expenses then due specified in Section 2.6 hereof;
(g)    current financial statements of Borrowers, on a consolidated basis; and
(h)    such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.
3.2    Conditions Precedent to all Credit Extensions. The obligation of Agent and Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)    timely receipt by Agent of a Borrowing Request; and
(b)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Borrowing Request and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
4.    CREATION OF SECURITY INTEREST.
4.1    Grant of Security Interest. Each Borrower grants and pledges to Agent, for itself and for the benefit of the Lenders, Issuing Bank, and each applicable Bank Product Provider, a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Secured Obligations and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents or otherwise in respect of the Secured Obligations. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, subject only to Permitted Liens that are permitted by the terms of this Agreement to have superior priority to Agent’s Lien. The continuing security interest described in this Section 4.1 is a continuation of the continuing security interest granted and pledged to WAB under the Original Loan Agreement.

4.2    Perfection of Security Interest; Delivery of Additional Documentation Required.
(a)    Each Borrower authorizes Agent to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Borrower is an organization, the type of organization, and any organizational identification number issued to such Borrower, if applicable. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Agent chooses to perfect its and each Lender’s security interest by possession in addition to the filing of a financing statement. Subject to the other terms of this Agreement (including this Section 4.2), each Borrower shall take such steps as Agent reasonably requests for Agent to (A) where Collateral with a fair market value in excess of $250,000 is in possession of a third-party bailee, obtain an acknowledgment, in form and substance reasonably acceptable to Agent, of the bailee that the bailee holds such Collateral for the benefit of Agent, and (B) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights (solely to the extent such letter-of-credit rights cannot be perfected by filing a financing statement) or electronic chattel paper having a fair market value, individually or in the aggregate, in excess of $250,000 (as such items and the term “control” are defined in the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Agent. Each Borrower will not create any chattel paper included in the Collateral having a fair market value, individually or in the aggregate, in excess of $250,000 without placing a legend on the chattel paper acceptable to Agent indicating that Agent for itself and for the benefit of the Lenders has a security interest in the chattel paper.
(b)    Each Borrower shall from time to time execute and deliver to Agent, at the request of Agent, all Negotiable Collateral having a fair market value, individually or in the aggregate, in excess of $250,000 that does not constitute Excluded Property, all financing statements and other documents that Agent may reasonably request, in form satisfactory to Agent, to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents; provided, that notwithstanding anything to the contrary in the Loan Documents (i) this Section 4.2 shall not apply with respect to any Subsidiary that is an Excluded Subsidiary, so long as such Subsidiary is (and does not cease to be) an Excluded Subsidiary, or to any Equity Interests in any such Excluded Subsidiary; (ii) this Section 4.2 shall not require that any Borrower take any action in or required by the laws of any non-U.S. jurisdiction to create or perfect any security interests under any such laws in (A) immaterial (as determined by Agent in its reasonable discretion and in consultation with Borrowers) assets of any Borrower located or titled in such jurisdiction or (B) any Borrower’s ownership interests in any Foreign Subsidiary that is not then a Material Subsidiary (it being understood and agreed that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (iii) the preceding clause (ii) of this proviso shall not limit the requirements of this Section 4.2 in respect of any action in or required by the laws of any U.S. jurisdiction to create or perfect any security interests under any such laws to the extent governed by any such laws. Each Borrower from time to time may deposit with Agent specific time deposit accounts to secure specific Secured Obligations. Each Borrower authorizes Agent to hold such balances in pledge and to decline to honor any drafts thereon or any request by any Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Secured Obligations are outstanding.
4.3    Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect each Borrower’s Books and to make copies thereof and to inspect the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter reasonably relating to, the Collateral.
4.4    Acknowledgments Regarding Cash Collateral. Without duplication or derogation of any applicable Letter of Credit Documents or any applicable Bank Product Agreements, as applicable, the parties hereto hereby acknowledge that Agent will, as applicable, hold or maintain any cash collateral required to be maintained pursuant to Section 6.13 or as otherwise expressly provided for in the applicable Letter of Credit Documents or the applicable Bank Product Agreements, as applicable, together with any securities account or any deposit account of a Borrower, in each case, pledged to exclusively secure the Letter of Credit Obligations or the Card Service Obligations, as applicable, and any money or other property on deposit in any such account, (i) as Collateral for the applicable Secured Obligations under this Agreement as Agent, for the benefit of WAB, in its capacity as Issuing Bank, or WAB, in its capacity as a Bank Product Provider, as applicable, (ii) as collateral for the Letter of Credit Obligations under the applicable Letter of Credit Documents, as agent for the benefit of WAB, in its capacity as Issuing Bank, and (iii) as collateral for the Card Service Obligations under the applicable Bank Product Agreements, as agent for the benefit of WAB, in its capacity as a Bank Product Provider.
5.    REPRESENTATIONS AND WARRANTIES.
Each Borrower represents and warrants as follows:
5.1    Due Organization and Qualification. Borrower and each Subsidiary is a corporation, limited liability company, partnership or other entity (i) duly existing under the laws of its state of incorporation or organization and qualified and (ii) licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except in each case under this clause (ii) (other than with respect to Borrowers) where a failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.2    Due Authorization; No Conflict; Execution and Delivery; Binding Effect.
(a)    The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation, Bylaws, or Limited Liability Company Agreement, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.
(b)    This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
5.3    No Prior Encumbrances. Borrower has good and marketable title to, and rights in or the power to transfer, its property (including the Collateral), free and clear of Liens, except for Permitted Liens.
5.4    Bona Fide Accounts. The Accounts are bona fide existing obligations. The property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that could reasonably be expected to have a Material Adverse Effect.
5.5    Merchantable Inventory. Taking into consideration the industry in which Borrowers operate, all Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.
5.6    Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no written claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement for the licensing of Intellectual Property Collateral by Borrower that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.
5.7    Name; Location of Chief Executive Office; Locations of Inventory and Equipment. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 or such other location as may be updated in accordance with Section 7.2. As of the Closing Date, all Borrower’s Inventory and Equipment is located only at the locations set forth in the Schedule (except for Inventory and Equipment (i) in transit to or from one location to another, (ii) being held by potential customers for periods of fewer than ninety (90) days, or (iii) being held by vendors pending delivery).
5.8    Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect.
5.9    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Agent or any Lender has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Agent.
5.10    Solvency, Payment of Debts. Parent and its Subsidiaries, on a consolidated basis, are Solvent.
5.11    Compliance with Laws.
(a)    Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could have a Material Adverse Effect.
(b)    Without duplication or limitation of Section 5.11(a) or any other provision of this Section 5, Borrower is in compliance with the requirements of all statutes, laws, ordinances and government rules and regulations to which it is subject, except in such instances in which (i) such requirement of law is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.12    Environmental Condition. Except as disclosed in the Schedule or as could not reasonably be expected to have a Material Adverse Effect, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.13    Taxes. Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.
5.14    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.15    Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
5.16    Operating, Depository and Investment Accounts. Except as set forth in the Schedule (as such Schedule may be updated in connection with Borrower’s or any Domestic Subsidiary’s establishing any new any banking or investment account subject to and accordance with Section 6.7 (including, as applicable, delivery of an applicable control agreement)), none of Borrower’s nor any Domestic Subsidiary’s operating, depository or investment accounts are maintained or invested with a Person other than Agent.
5.17    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Agent or any Lender contains, as of the date of such certificate or written statement, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders and Agent that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
5.18    Sanctions; Anti-Corruption.
(a)    None of Borrower, its Subsidiaries, or, to the knowledge of Borrower, their respective directors or officers is a Person that is, or is owned 50 percent or more, individually or in the aggregate, directly or indirectly, or controlled by, Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions, including, as of the Closing Date, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.
(b)    Borrower, its Subsidiaries, and, to the knowledge of Borrowers, their respective directors, officers, employees, and agents are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
5.19    Beneficial Ownership Certification. As of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 3.1(h) is true and correct in all respects and (b)  the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 6.15 is true and correct in all respects.

6.    AFFIRMATIVE COVENANTS.
Each Borrower (except as indicated) shall do all of the following:
6.1    Good Standing. Borrower shall (i) maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of incorporation or organization and (ii) maintain qualification in each jurisdiction in which it is required under applicable law, except in each case under this clause (ii) where a failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2    Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.3    Financial Statements, Reports, Certificates, Notices.
(a)    Parent shall deliver the following to Agent and each Lender:
(i)    (A) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrowers’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Agent and certified by a Responsible Officer, and (B) upon Agent’s request, as soon as available, but in any event within thirty (30) days after the end of each fiscal quarter, a company prepared consolidating balance sheet, income statement, and cash flow statement covering Borrowers’ consolidating operations during such period, in a form acceptable to Agent and certified by a Responsible Officer;
(ii)    as soon as available, but in any event within two hundred ten (210) days after the end of Borrowers’ fiscal year, beginning with Borrowers’ 2021 fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Agent;
(iii)    (A) copies of all statements, reports and notices sent or made available generally by any Borrower to its security holders or to any holders of Subordinated Debt; provided that such distribution is permitted by any subordination or intercreditor agreement in place with the holders of Subordinated Debt and (B) if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;
(iv)    promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary which could reasonably be expected to result in damages or costs to such Borrower or any Subsidiary of $250,000 or more;
(v)    as soon as available, but in any event within the earlier of (x) thirty (30) days after approval or review, as applicable, by each Borrower’s board of directors, or (y) sixty (60) days after the end of each fiscal year of each Borrower (beginning with the fiscal year ending December 31, 2022), (A) annual operating budgets (including income statements approved by each Borrower’s board of directors and balance sheets and cash flow statements reviewed by each Borrower’s board of directors, in each case, by month) for the upcoming fiscal year of each Borrower, and (B) annual financial projections for the following fiscal year (including income statements approved by each Borrower’s board of directors and balance sheets and cash flow statements reviewed by each Borrower’s board of directors) as approved by Agent in its sole but reasonable discretion, together with any related business forecasts used in the preparation of such annual financial projections; provided, that if Borrower has not delivered such annual operating budgets and financial projections within thirty (30) days after the end of each fiscal year of each Borrower, Agent may request and Borrower shall deliver draft annual operating budgets and financial projections upon three (3) Business Days’ notice;
(vi)    as soon as available, but in any event within thirty (30) days after the end of each of the first two months of each fiscal quarter and forty-five (45) days after the end of the third month of each fiscal quarter, a report in form and substance reasonable acceptable to Agent in respect of cash maintained by Borrowers in depository and operating accounts outside Agent with satisfactory control agreements as of the end of such month; and
(vii)    such budgets, sales projections, operating plans or other financial information as Agent may reasonably request from time to time.
(b)    Parent shall deliver to Agent (i) with the quarterly financial statements to be delivered pursuant to Section 6.3(a)(i)(A) and the monthly report to be delivered pursuant to Section 6.3(a)(vi), as applicable, a compliance certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, and (ii) upon Agent’s request, aged listings of accounts receivable and accounts payable by invoice date, and an inventory turnover workbook.
(c)    Parent shall promptly notify Agent and each Lender of the following:
(i)    the occurrence of any Event of Default;
(ii)    the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or governmental authority against or affecting any Borrower or any Affiliate thereof, including pursuant to any applicable environmental laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in any material liability;
(iii)    the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA;
(iv)    notice of any action arising under any environmental law or of any noncompliance by any Borrower or any Subsidiary with any environmental law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in any material liability;
(v)    any material change in accounting or financial reporting practices by any Borrower or any Subsidiary;
(vi)    any matter or development that has had or could reasonably be expected to have a Material Adverse Effect; and
(vii)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Each notice delivered under this Section 6.3(c) shall be accompanied by a statement of a Responsible Officer of Borrowers setting forth the details of the occurrence requiring such notice and stating what action Borrowers have taken and proposes to take with respect thereto.
(d)    Agent shall have a right from time to time hereafter to conduct a collateral field examination of the Eligible Equipment and appraise Equipment included in the Collateral at Borrowers’ expense, provided, that such field examinations and appraisals will be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

(e)    Financial and other reports required to be delivered pursuant to this Section 6.3 shall be deemed to have been delivered on the date on which such report is posted on Parent’s website, or to the extent any such reports are included in materials otherwise filed or furnished with the Securities and Exchange Commission and such posting or filing or furnishment shall be deemed to satisfy the requirements of this Section 6.3 to deliver such financial reporting.
6.4    Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).
6.5    Taxes. Each Borrower and each Subsidiary shall file or cause to be filed, on a timely basis, all federal, state and other tax returns that are required to be filed and shall pay or cause to be paid, on a timely basis, all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its property by any governmental or regulatory authority, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
6.6    Insurance.
(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.
(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Agent. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent, showing Agent as an additional loss payee thereof, and all liability insurance policies shall show Agent as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Agent before canceling its policy for any reason. Upon Agent’s request, Borrower shall deliver to Agent certificates of insurance evidencing coverage in good standing. All proceeds payable under any such policy shall, at the option of Agent, be payable to Agent to be applied on account of the Secured Obligations.
6.7    Accounts.
(a)    Each Domestic Borrower shall maintain and shall cause each of its Domestic Subsidiaries to maintain its primary depository and operating accounts with Agent.
(b)    [Reserved].
(c)    Notwithstanding the foregoing, Borrower may continue to maintain its existing depository and operating accounts outside Agent with satisfactory control agreements. The provisions of the previous sentence shall not apply to Excluded Accounts.
(d)    Borrower shall endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Agent’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, and Interest Rate Protection Agreements.

(e)    In addition to and without limiting the restrictions in Section 6.7(a), Borrower shall provide Agent five (5) days’ prior written notice before establishing any banking or investment account at or with any bank or financial institution other than WAB or WAB’s Affiliates. Subject to Section 4.2(b), as applicable, for each banking or investment account that Borrower at any time maintains, before any funds or assets are maintained in such account, Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver a control agreement or other appropriate instrument with respect to such account to perfect Agent’s Lien in such account in accordance with the terms hereunder which control agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to Excluded Accounts.
6.8    Financial Covenants.
(a)    Liquidity.
(i)    From the Closing Date through June 30, 2023, Borrowers shall maintain (A) RML of at least [***] ([***]), measured as of the end of each month during such period, and (B) Minimum Cash at all times during such period.
(ii)    From July 1, 2023, through June 30, 2024, Borrowers shall maintain (A) RML of at least [***] ([***]), measured as of the end of each month during such period, and (B) Minimum Cash at all times during such period.
(iii)    From July 1, 2024, through December 31, 2024, Borrowers shall maintain (A) RML of at least [***] ([***]), measured as of the end of each month during such period, and (B) Minimum Cash at all times during such period.
(iv)    From January 1, 2025, through Payment In Full, Borrowers shall maintain Minimum Cash at all times during such period.
(b)    Performance to Plan.
(i)    From the Closing Date through June 30, 2023, Borrower shall maintain quarterly net revenue, based on, as applicable, (A) prior to delivery of Borrowers’ board-approved or board-reviewed (as applicable) and Agent-accepted projections for the fiscal year ending December 31, 2023, in accordance with Section 6.3(a)(v), Borrowers’ projections delivered in connection with the Closing Date, and (B) thereafter, Borrowers’ board-approved or board-reviewed (as applicable) and Agent-accepted projections most recently delivered in accordance with Section 6.3(a)(v), in each case, of at least [***] percent ([***]%) of such projections for each of Borrower’s fiscal quarters ending during such period.
(ii)    From July 1, 2023, through December 31, 2024, Borrower shall maintain quarterly net revenue, based on Borrowers’ board-approved or board-reviewed (as applicable) and Agent-accepted projections most recently delivered in accordance with Section 6.3(a)(v), of at least [***] percent ([***]%) of such projections for each of Borrower’s fiscal quarters ending during such period.
(c)    Debt Service. Borrower shall maintain a Fixed Charge Coverage Ratio (tested as of the last day of each quarter) of at least [***]to [***] for the fiscal quarter ending March 31, 2025, and each fiscal quarter thereafter.
6.9    Intellectual Property Rights.
(a)    Borrower shall promptly give Agent written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Agent not less than 30 days’ prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Agent may reasonably request for Agent to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Agent, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Agent with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Agent to be filed for Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.
(b)    Agent may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.9, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.9 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.9.
6.10    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.
6.11    Post-Closing Conditions.
(a)    As soon as possible, but in any event within sixty (60) days of the Closing Date, shall deliver to Agent for Borrower’s leased locations specified on Schedule 6.11 a customary collateral access agreement in form and substance reasonably acceptable to Agent; and
(b)    As soon as possible, but in any event within sixty (60) days of the Closing Date, shall notify and instruct each of Borrower’s payment transmitters to remit all payments to the Collection Account, to the extent such payment transmitter has not previously been so notified or instructed or is not remitting such payment to the Collection Account.
(c)    As soon as possible, but in any event not later than the date specified in the Limited Subsidiary Dissolution Consent, Borrowers shall cause each Subsidiary that is the subject of, and intended to be dissolved as permitted under, the Limited Subsidiary Dissolution Consent to be so dissolved.
6.12    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement to become a co-borrower hereunder, at Agent’s discretion, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary constituting Collateral), (b) provide to Agent appropriate certificates and powers, as applicable, and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary constituting Collateral, in form and substance reasonably satisfactory to Agent; and (c) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the provisions of this Section 6.12 shall not apply to any newly formed or acquired Subsidiary that is an Excluded Subsidiary.

6.13    Cash Collateral for Certain Secured Obligations.
(a)    Without duplication or derogation of any analogous requirement under the applicable Letter of Credit Documents, Borrowers shall pledge and deposit with Agent, for the benefit of WAB, in its capacity as Issuing Bank, as collateral for the applicable Letter of Credit Obligations, cash or deposit account balances in an amount equal to 105% of the stated amount of the applicable Letters of Credit, in each case pursuant to documentation in form and substance satisfactory to Agent and WAB, in its capacity as Issuing Bank. So long as Borrowers are in compliance with the cash-collateral requirements of this Section 6.13(a), but subject to Section 6.13(e), no cash collateral for the applicable Letter of Credit Obligations will constitute Collateral for any other Secured Obligations.
(b)    Without duplication or derogation of any analogous requirement under the applicable Bank Product Agreements, Borrowers shall pledge and deposit with to Agent, for the benefit of WAB, in its capacity as a Bank Product Provider, as collateral for the applicable Card Service Obligations, cash or deposit account balances in an amount equal to 105% of the maximum available amount of such Card Service Obligations, in each case pursuant to documentation in form and substance satisfactory to Agent and WAB, in its capacity as a Bank Product Provider. So long as Borrowers are in compliance with the cash-collateral requirements of this Section 6.13(b), but subject to Section 6.13(e), no cash collateral for the applicable Card Service Obligations will constitute Collateral for any other Secured Obligations.
(c)    If Borrowers fail to deliver to Agent any cash collateral required to be maintained pursuant to this Section 6.13 or as otherwise expressly provided for in the applicable Letter of Credit Documents or the applicable Bank Product Agreements, as applicable, then Agent may, for the benefit of WAB, in its capacity as Issuing Bank or in its capacity as a Bank Product Provider, as applicable, without in any way limiting Agent’s rights or remedies arising from such failure to deliver cash collateral, (i) retain, as cash collateral, cash proceeds of the Collateral in an amount equal to such cash collateral not delivered by Borrowers for deposit with Agent, and/or (ii) deduct from any deposit account(s) of Borrowers maintained with Agent an amount equal to such cash collateral not delivered by Borrowers, and each Borrower hereby authorizes Agent to make such deductions.
(d)    At any time, Agent may, for the benefit of WAB, in its capacity as Issuing Bank or in its capacity as a Bank Product Provider, as applicable, apply any cash collateral required to be maintained pursuant to this Section 6.13 to the payment of any Letter of Credit Obligations then due and payable to WAB, in its capacity as Issuing Bank (including, without limitation, to the payment of any of Borrowers’ reimbursement obligations then due and payable with respect to any Letter of Credit), or any Card Service Obligations then due and owing to WAB, in its capacity as a Bank Provider, as applicable. Pending any application under this Section 6.13(d), Agent may (but is not obligated to) (i) invest any cash collateral required to be maintained pursuant to this Section 6.13 in a savings account, under which deposits are available for immediate withdrawal, with Agent or (ii) hold the same as a credit balance in an account with Agent in a Borrower’s name.
(e)    For the avoidance of doubt, any cash collateral maintained pursuant to this Section 6.13 in excess of the applicable amount required to be maintained in respect of Letter of Credit Obligations or Card Service Obligations, as applicable, will, subject to the to the applicable Letter of Credit Documents or the applicable Bank Product Agreements, as applicable, be returned to the applicable Borrower under this Agreement and will, upon such return to the applicable Borrower, constitute Collateral for all of the Secured Obligations in accordance with this Agreement.
6.14    Sanctions; Anti-Corruption Laws. Borrowers will maintain in effect policies and procedures designed to promote compliance by Borrowers, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.
6.15    Additional Beneficial Ownership Certification. At least five (5) days prior to any Person becoming a co-borrower, if requested by any Lender, Borrowers shall cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to Agent and Lenders.
7.    NEGATIVE COVENANTS.
Each Borrower will not do any of the following:
7.1    Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment; (iv) Transfers to 501(c)(3) or any other charitable Subsidiaries as long as an Event of Default does not exist prior to any such Transfer and would not exist after giving effect to any such Transfer, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) per fiscal year; (v) Transfers solely among Borrowers, from any Subsidiary to any Borrower, or solely among Subsidiaries that are not Borrowers; or (vi) Transfers of Inventory in the ordinary course of business pursuant to transfer-pricing agreements on terms reasonably acceptable to Agent; provided, that, for the avoidance of doubt, each Borrower will not Transfer, and will not permit any of its Subsidiaries to Transfer, all or any part of its business or property to any Subsidiary that is the subject of, and intended to be dissolved as permitted under, the Limited Subsidiary Dissolution Consent.
7.2    Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days’ prior written notification to Agent, relocate its chief executive office or state of incorporation; or without ten (10) days’ prior written notification to Agent, change its legal name; or without Agent’s prior written consent, change the date on which its fiscal year ends; provided, that, for the avoidance of doubt, Borrowers may cause each Subsidiary that is the subject of, and intended to be dissolved as permitted under, the Limited Subsidiary Dissolution Consent to be so dissolved.
7.3    Mergers or Acquisitions. (i) Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization; provided however, only advance written notice to Agent will be required for any action restricted by this Section 7.3 if all Secured Obligations are Paid In Full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action, or (ii) acquire, or permit any of its Subsidiaries to acquire, all or substantially of the capital stock or any material portion of property of another Person, other than Permitted Acquisitions. Notwithstanding the foregoing, (A) a Borrower may merge with and into another Borrower, (B) any Subsidiary may merge with and into a Borrower, provided that the Borrower is the surviving entity, and (C) any Subsidiary that is not a Borrower may merge with any other Subsidiary that is not a Borrower.
7.4    Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
7.5    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property Collateral), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Agent not to grant a security interest in, or otherwise encumber, any of its property (including without limitation, its Intellectual Property Collateral), or permit any Subsidiary to do so.
7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase and would not exist after giving effect to such repurchase, and (ii) any Subsidiary of Borrower may pay dividends or make other distributions to Borrower.
7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments as long as an Event of Default does not exist prior to any such Permitted Investment and would not exist after giving effect to any such Permitted Investment; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower, except for (i) the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Transfer permitted hereby of all or substantially all of the Equity Interests or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) agreements governing purchase-money Liens or capital lease obligations otherwise permitted hereby, which restrictions are only effective against the assets financed thereby, or (v) customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities as a result of an Investment not prohibited by this Agreement, provided that the restrictions applicable to such joint venture are not made more burdensome (as reasonably determined by Agent and Borrowers in good faith), from the perspective of Borrowers and their Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment (but solely to the extent any are in effect at such time).
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (ii) transactions between or among (A) Borrowers and not involving any other Affiliate or (B) Subsidiaries that are not Borrowers; (iii) reasonable and customary fees, indemnities and reimbursements paid to directors of Borrowers and their Subsidiaries and reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits, and indemnification arrangements, in each case approved by the board of directors (or a committee thereof) of Borrower or any Subsidiary; (iv) sales of Qualified Equity Interests of Parent to Affiliates of Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, provided that such sale or any series of such sales, or the granting of any such rights, would not result in a Change of Control; and (v) transactions among Borrowers or any Subsidiary that are based on a reasonable allocation of overhead and administrative expenses or transfers in accordance with tax transfer pricing rules.
7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Agent’s prior written consent.
7.10    Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Agent’s security interest and Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Agent’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Without Agent’s prior written consent, store or maintain any Equipment financed with the proceeds of any Credit Extension at a location other than the locations set forth in the Schedule.
7.11    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect.
7.12    [Reserved].

7.13    [Reserved].
7.14    Sanctions; Anti-Corruption Use of Proceeds. Directly or indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii)(A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, would be prohibited by Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extensions, whether as Agent, Lender, underwriter, advisor, investor, or otherwise).
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:
8.1    Payment Default. If a Borrower fails to pay, when due, any of the Obligations;
8.2    Covenant Default.
(a)    If a Borrower fails to perform any obligation under clause (i) of Section 6.1 or under any of Sections 6.3, 6.6, 6.7, 6.8, 6.11, and 6.13 or violates any of the covenants contained in Section 7; or
(b)    If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement or in any of the Loan Documents and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after any Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
8.3    Material Adverse Effect. If prior to March 31, 2025, there occurs any circumstance or circumstances that could have a Material Adverse Effect;
8.4    Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);
8.5    Insolvency. If a Borrower is not Solvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements.
(a)    If there is a default or other failure to perform by a Borrower in respect of any Letter of Credit Obligations in an amount in excess of $1,500,000 that cannot be cured through the application of cash collateral as described in this Agreement or as otherwise provided in any applicable Letter of Credit Document; or
(b)    If there is a default or other failure to perform in any agreement (other than as set forth in Section 8.6(a)) to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $1,500,000 or which could reasonably be expected to have a Material Adverse Effect;
8.7    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $1,500,000 shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Agent or any Lender by any Responsible Officer pursuant to this Agreement or to induce Agent or any Lender to enter into this Agreement or any other Loan Document; or
8.9    ERISA. If any Reportable Event or Prohibited Transaction, as defined in ERISA, has had or could reasonably be expected to have a Material Adverse Effect.
9.    AGENT’S RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:
(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Agent);
(b)    Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Agent or any Lender;
(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;
(d)    Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Each Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;
(e)    Set off and apply to the Secured Obligations any and all (i) balances and deposits of any Borrower held by Agent, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Agent;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;
(g)    Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Agent determines is commercially reasonable, and apply any proceeds to the Secured Obligations in whatever manner or order Agent deems appropriate (subject to Section 13.6);
(h)    Agent may credit bid and purchase at any public sale; and
(i)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.
9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Agent (and any of Agent’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Agent as each Borrower’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until (i) such Event of Default is waived by Agent or (ii) Payment In Full.
9.3    Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Agent may notify any Person owing funds to a Borrower of Agent’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Agent, receive in trust all payments as Agent’s trustee, and promptly (within one (1) Business Day) deliver such payments to Agent in their original form as received from the account debtor, with proper endorsements for deposit.
9.4    Agent Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Parent: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Agent deems necessary to protect Agent or any Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6, and take any action with respect to such policies as Agent deems prudent. Any amounts so paid or deposited by Agent shall constitute Agent Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver by Agent or any Lender of any Event of Default under this Agreement.
9.5    Agent’s Liability for Collateral. So long as Agent complies with reasonable banking practices, Agent shall not in any way or manner be liable or responsible for (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.
9.6    Remedies Cumulative. Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Agent or any Lender of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Agent or any Lender shall constitute a waiver, election, or acquiescence by it. This Section 9.6 is subject to Section 14.10.
9.7    Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent or any Lender on which any Borrower may in any way be liable.
10.    NOTICES.
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent, any Lender, or any Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrowers:    c/o THREDUP INC.
969 Broadway, Suite 200
Oakland, CA 94607
Attn: Alon Rotem
Email: [***]
If to Agent:    Bridge Bank, a division of Western Alliance Bank
55 Almaden Boulevard, Suite 100
San Jose, CA 95113
Attn: Jeffrey Brown
Email: [***]
If to a Lender:    At such Lender’s address set forth on the signature page hereto or in the applicable Assignment Agreement
The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement and all other Loan Documents (except as otherwise expressly provided in any of the Loan Documents) shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrowers, Lenders, and Agent hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS, AGENT, AND EACH LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS,

TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
12.    JUDICIAL REFERENCE PROVISION.
12.1    In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this judicial reference provision.
12.2    With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
12.3    The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
12.4    The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
12.5    The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
12.6    The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
12.7    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
12.8    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
12.9    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
12.10    THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
13.    GENERAL PROVISIONS.
13.1    Successors and Assigns; Participations and Assignments.
(a)    This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Required Lenders’ prior written consent, which consent may be granted or withheld in Required Lenders’ sole discretion, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.1(b), (ii) by way of participation in accordance with the provisions of Section 13.1(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.1(c). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.1(d) and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to the terms of this Section 13.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Credit Extensions, and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee and which consent is not required by an assignment between Lenders or from a Lender to an Affiliate or Related Fund of a Lender) and the execution of an assignment and assumption agreement (an “Assignment Agreement” in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent and Borrowers that it is purchasing the applicable Credit Extensions to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except with respect to any assignment to an Affiliate or Related Fund, require a payment to Agent by such Assignee of an assignment fee of $3,500 (unless waived by Agent in its sole discretion); and (iv) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative (which consent is not required for an assignment between Lenders or from a Lender to an Affiliate or Related Fund of a Lender), which shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been automatically given five (5) Business Days following notice thereof if Borrower Representative does not respond prior to such date.
(c)    In the case of an assignment by a Lender that has become effective under this Section 13.1, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments and the Credit Extensions and other interests assigned by it from and after the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender” for all purposes under this Agreement. In all instances, each Lender’s liability to make Credit Extensions hereunder shall be several and not joint and shall be limited to such Lender’s pro rata share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers such that Borrowers may respond with the time period required by this Section 13.1. Notwithstanding the foregoing provisions of this Section 13.1, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any of the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.1 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.1(d). Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices in the United States of America a copy of each Assignment Agreement and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers and Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and Lenders, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any sale of a participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification, or waiver with respect to (i) any reduction in the principal amount of, or interest rate or fees payable with respect to, any Credit Extension in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Credit Extension in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents). Each Borrower acknowledges and agrees that, to the extent permitted by law, a participant shall be entitled to the benefits of Sections 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1(b), provided that such participant (A) agrees to be subject to the provisions (including the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1(b); and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrowers' request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.14(b) with respect to any participant. Except as set forth in this Section 13.1(d), no Borrower shall have any obligation or duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. None of Agent, any Lender (other than the Lender selling a participation), and Borrowers shall have any duty to any participant and may continue to deal solely and directly with the Lender selling a participation in connection with such Lender’s rights and obligations under this Agreement as if no such sale had occurred. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.2 with respect to any payments made by such Lender to its participant(s). Each Lender having sold a participation in any of its obligations, acting solely for this purpose as agent for Borrowers, shall maintain a register for the recordation of the names and addresses of such participants (and each change thereto, whether by assignment or otherwise) and the rights, interests or obligations of such participants and in any right to receive any payments (including principal and stated interest) hereunder (each, a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Credit Extensions, Commitments or its other obligations under any Loan Document) to any Person except to the extent that disclosure is required to establish that such a participation in a Credit Extension, Commitment or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). For avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. No participation shall be effective for any purpose under the Loan Documents unless recorded in the relevant Lender’s Participant Register. The entries in each Participant Register shall be conclusive absent manifest error, and each Lender, each Borrower, and Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The requirement for a Participant Register set forth in this Section 13.1(d) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Treasury Regulation Section 1.871-14(c).
(e)    Except as expressly provided in this Section 13.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Credit Extensions or other Obligations owed to such Lender.
(f)    Each Borrower shall execute and deliver any and all agreements, notes and other documents and instruments as shall be necessary or otherwise reasonably requested to effect an assignment or participation permitted under this Section 13.1.
(g)    A Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall use reasonable efforts to obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 13.9.
(h)    Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender will sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights and benefits hereunder pursuant to this Section 13.1 (other than assignments by such Lender due to a forced divestiture at the request of any regulatory agency) to any Person who is not a Qualified Assignee.

13.2    Expenses; Indemnification; Damage Waiver.
(a)    Costs and Expenses. Borrowers shall pay, without duplication, (i) all Agent Expenses, (ii) all Lender Expenses, and (iii) without duplication or derogation of any Agent Expenses or any Lender Expenses, all out-of-pocket expenses incurred by Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.2, or (B) in connection with the Credit Extensions made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Credit Extensions; provided, that the attorneys’ fees and expenses that constitute reimbursable expenses under this Section 13.2(a) shall, without duplication or derogation of any Agent Expenses or any Lender Expenses, in any event be limited to one primary counsel to Agent and one primary counsel to the Lenders that are not the Agent or an Affiliate of the Agent, taken as a whole, one local counsel to Agent in each reasonably necessary jurisdiction, one specialty counsel to Agent in each reasonably necessary specialty area (including insolvency law), and one or more additional counsel to Lenders that are not the Agent or an Affiliate of the Agent if one or more conflicts of interest arise.
(b)    Indemnification by Borrowers. Borrowers shall indemnify Agent (and any sub-agent thereof) and each Lender, and their respective officers, employees, and agents (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any environmental liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 13.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that Borrowers for any reason fails to indefeasibly pay any amount required under Section 13.2(a) or Section 13.2(b) to be paid by it to Agent (or any sub-agent thereof) of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s applicable percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), or against any officer, employee, or agent of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this 13.2(c) are subject to the provisions of Section 2.9(c).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnitee referred to in Section 13.2(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 13.2 shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section 13.2 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
13.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5    Amendments and Waivers; Integration.
(a)    Neither this Agreement nor the other Loan Documents can be amended or terminated orally. Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, Agent, and Required Lenders or all affected Lenders, as applicable, and as set forth below. Except as set forth in Sections 13.5(b) and 13.5(c), all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.
(b)    No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3.1 or Section 3.2 to the making of any Credit Extension shall be effective unless the same shall be in writing and signed by Agent, Required Lenders, and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Event of Default shall be effective for purposes of the conditions precedent to the making of Credit Extensions set forth in Section 3.1 or Section 3.2 unless the same shall be in writing and signed by Agent, Required Lenders, and Borrowers.
(c)    No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby (in addition to Required Lenders): (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended and may be approved by Required Lenders, including those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the default rate) or fees payable with respect to any Credit Extension of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Credit Extension of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any guaranty of the Obligations or, except as otherwise permitted in Section 14.8, release Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Credit Extensions that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); (vii) amend or waive this Section 13.5 or the definition of the term “Required Lenders” insofar as such definition affects the substance of this Section 13.5; and (viii) amend or waive any provision of Section 2.16 (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any promissory note shall be effective without the written concurrence of the holder of that promissory note. No notice to or demand on any Borrower in any case shall entitle such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances.
(d)    Notwithstanding anything contained herein to the contrary, Agent may amend the commitments and names of Lenders on Schedule 2.1 to reflect assignments entered into pursuant to Section 13.1. Furthermore, notwithstanding anything contained herein to the contrary, Agent and Borrowers may amend or modify this Agreement and any other Loan Document by written agreement signed by Agent and Borrowers to cure any ambiguity, omission, defect or inconsistency herein or therein.
(e)    Agent’s or any Lenders’ failure, at any time or times hereafter, to require strict performance by any Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Agent thereafter to demand strict compliance and performance therewith.
(f)    Any suspension or waiver by the Agent or Lenders, as applicable, of an Event of Default under this Agreement or a default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Agent unless such suspension or waiver is in writing signed by Agent, and directed to Borrowers specifying such suspension or waiver.
(g)    All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6    Application of Payments. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of any Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default until Payment in Full. Notwithstanding anything to the contrary contained in this Agreement, all payments (including the proceeds of any asset disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows:
(i)    first, to all indemnities and costs and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral;
(ii)    second, to all indemnities and costs and expenses incurred by or owing to Lenders with respect to this Agreement, the other Loan Documents or the Collateral;
(iii)    third, ratably, to accrued and unpaid interest and fees with respect to the Obligations (including any interest which but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts);
(iv)    fourth, to the principal amount of the Secured Obligations outstanding, to cash collateralize outstanding Letters of Credit (to the extent not otherwise already then cash collateralized in accordance with this Agreement) and to cash collateralize Card Service Obligations (to the extent not otherwise already then cash collateralized in accordance with this Agreement), pro rata among all such Secured Obligations (based upon the principal amount thereof, the outstanding face amount of such Letters of Credit, or the maximum available amount of such Card Service Obligations, as applicable); and
(v)    fifth, to the satisfaction of any other outstanding Secured Obligations until Payment in Full.
Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
13.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
13.8    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until Payment In Full. The obligations of Borrowers to indemnify Agent and each Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Agent or such Lender have run.
13.9    Confidentiality. In handling any Confidential Information Agent, each Lender, and their respective employees and agents, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any Confidential Information, except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Agent or such Lender in connection with their present or prospective business relations with Borrowers, (ii) subject to an agreement containing provisions substantially the same as those of this Section 13.9, to prospective transferees or purchasers of any interest in the Credit Extensions, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agent or such Lender (in which case such disclosing Person agrees to inform Borrowers promptly thereof to the extent not prohibited by law, rule or regulation); and (v) as Agent or such Lender may determine in connection with the enforcement of any remedies hereunder. For purposes of this Section 13.9, “Confidential Information” means all information received from Borrowers or any Subsidiary relating to Borrowers or any Subsidiary or any of their respective businesses, other than information that either: (A) is in the public domain or in the knowledge or possession of Agent or any Lender on a non-confidential basis when disclosed to Agent or such Lender, or becomes part of the public domain after disclosure to Agent or such Lender through no fault of Agent or such Lender; or (B) is disclosed to Agent or any Lender by a third party on a non-confidential basis, provided Agent or such Lender does not have actual knowledge that such third party is prohibited from disclosing such information.
13.10    Patriot Act Notice. Agent notifies Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes names and addresses and other information that will allow Agent or any Lender, as applicable, to identify any Borrower in accordance with the Patriot Act.
13.11    Erroneous Payments.
(a)    Each Lender (and each participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if Agent notifies such Lender that Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment as to which such a demand was made. A notice of Agent to any Payment Recipient under this Section 13.11 shall be conclusive, absent manifest error.

(b)    Without limitation of Section 13.11(a), each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from Agent (or any of its Affiliates) (i) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice, or (iii) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify Agent of such occurrence and, upon demand from Agent, it shall promptly, but in no event later than one Business Day thereafter, return to Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.
(c)    Any Payment required to be returned by a Payment Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.
(d)    The parties hereto agree that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrowers, provided that this Section 13.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by Agent from Borrowers for the purpose of making a Payment.
(e)    Each party’s obligations, agreements and waivers under this Section 13.11 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
13.12    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
13.13    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of California or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 13.13, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
13.14    Effect of Amendment and Restatement. This Agreement does completely amend and restate the terms and conditions of the Original Loan Agreement, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement constitutes or shall be deemed to be a repayment or novation of such indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of WAB, Agent, or any other Lender against any Person primarily or secondarily liable for such indebtedness.
14.    AGENCY.
14.1    Appointment. Each Lender hereby designates and appoints WAB as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes and directs Agent to execute and deliver the Loan Documents (and any intercreditor or subordination agreements contemplated hereby) and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 14 and Section 13.5. The provisions of this Section 14.1 are solely for the benefit of Agent and Lenders and no Borrower shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.
14.2    Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition, operations, assets and affairs of each Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Required Lenders have instructed Agent to act or refrain from acting pursuant hereto.
14.3    Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except to the extent resulting from Agent’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final non-appealable judgment by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Borrower, or the existence or possible existence of any Event of Default. Agent may at any time request instructions from Required Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents that Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Required Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 14.5.
14.4    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, signatures, resolutions, representations, orders or other documents or any telephone message or other communication (including any writing, fax or electronic transmission) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.
14.5    Indemnification. Whether or not the transactions contemplated hereby are consummated, Lenders agree to and shall indemnify, defend and hold harmless Agent (and its directors, officers, employees, affiliates and agents) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such under this Agreement or any of the Loan Documents, in proportion to each Lender’s pro rata share, but only to the extent that any of the foregoing is not reimbursed by Borrowers to the extent required by this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Required Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs and out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and applicable taxes) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers to the extent required by this Agreement or any other Loan Document. The obligations of Lenders under this Section 14.5 shall survive Payment In Full, any foreclosure under, or modification, release or discharge of, any or all of the Collateral and the Loan Documents, and the resignation or replacement of Agent and the termination of this Agreement.
14.6    Agent Individually. With respect to its Commitments hereunder, WAB (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include WAB (or any successor Agent) in its individual capacity as a Lender or one of the Required Lenders. WAB (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. WAB (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
14.7    Successor Agent.
(a)    Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) days’ prior written notice to Borrowers and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 14.7(b) or as otherwise provided in Section 14.7(b).
(b)    Appointment of Successor. Upon any such notice of resignation pursuant to Section 14.7(a), Required Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be subject to Borrowers’ approval (which shall not be unreasonably withheld, conditioned or delayed). If a successor Agent shall not have been so appointed within the thirty (30) day period referred to in Section 14.7(a), the resigning Agent, upon notice to Borrowers, shall then appoint a successor Agent which, unless an Event of Default has occurred and is continuing shall be reasonably acceptable to Borrowers (such consent not to be unreasonably withheld, conditioned or delayed) who shall serve as Agent until such time, if any, as Required Lenders appoint a successor Agent as provided above; provided, that if no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a resigning Agent’s notice of resignation, the resigning Agent’s resignation shall nevertheless thereupon become effective upon notice by Agent to Borrowers and Lenders that no successor Agent has been appointed and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor Agent as provided for above.
(c)    Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under the Loan Documents. After any resigning Agent’s resignation as Agent, the provisions of this Section 14 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.
14.8    Collateral Matters.
(a)    Release of Collateral. Upon any sale, transfer or other disposition by any Borrower (other than any such sale, transfer or other disposition to another Borrower or any other Person obligated in respect of the Secured Obligations) of any Collateral in a transaction permitted by this Agreement and so certified to Agent by Borrowers (which such certification Agent may, but shall not be required to, conclusively rely in good faith, without further inquiry), or upon the effectiveness of any written consent to the release of the security interest in any Collateral created pursuant to Section 13.5, the Agent’s Lien in such Collateral shall be automatically released. In connection with any termination or release pursuant to this Section 14.8(a), Agent shall promptly execute and deliver to the relevant Borrower, and shall file and record, at such Borrower’s expense, all documents that such Borrower shall reasonably request to evidence such release, including UCC-3 amendments or termination statements in relation to any UCC-1 financing statements then of record, and shall promptly return to the relevant Borrower any share certificates (and related powers and proxies), instruments, chattel paper, negotiable documents of title and other Collateral theretofore delivered to Agent, each in the form in which the same was received, free and clear of all Liens created by and through Agent.
(b)    Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 14.8(a)), each Lender agrees to confirm in writing, upon request by Agent or Borrowers, the authority to release any Collateral conferred upon Agent under Section 14.8(a). Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Lender hereby irrevocably authorizes Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 13.5) to take any action requested by Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 13.5or (ii) under the circumstances described in Section 14.8(a). Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Borrower, in respect of), all interests retained by any Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(c)    Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Loan Documents exists or is owned by Borrowers or any other Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 14.8 or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Loan Documents as one of Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders so long as Agent exercises the same care which it would in dealing with loans for its own account. By accepting the benefits of the Loan Documents, any Bank Product Provider shall be deemed to have appointed Agent as its agent and agreed to be bound by the Loan Documents as a “Lender”, subject to the limitations set forth in this Section 14.8(c); provided, Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any Bank Product Provider with respect to any Bank Product Obligation. Agent shall have no duty to determine the amount or the existence of any amounts owing under any Bank Product Obligations. In connection with any distribution of payments and collections or termination or release by Agent of any Liens or guarantors thereunder, Agent shall be entitled to assume no amounts are due under any Bank Product Agreement unless the applicable Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it at least five (5) Business Days prior to such distribution, termination or release. It is understood and agreed that the rights and benefits under this Agreement or any other Loan Documents of each Bank Product Provider, in such capacity, consist exclusively of such Bank Product Provider’s right to share in payments and collections of the Collateral and payments under any guaranty of the Obligations. All Bank Product Obligations or Swap Obligations with a Bank Product Provider shall be secured but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement or any other Loan Document, no Bank Product Provider shall be able to take any action in respect of the Collateral or any guaranty of the Obligations nor instruct the Required Lenders or Agent to take any such action nor have any rights in connection with the management or release of any Collateral or the obligations of any guarantor of the Obligations.
(d)    Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any collateral security for the Secured Obligations unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.
14.9    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Event of Default as may be requested in writing by Required Lenders in accordance with Section 9. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interests of Lenders. Each Lender hereby authorizes Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and Agent and agrees that it will not act unilaterally to deliver such blockage notices.
14.10    Lender Actions Against Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 14 for the benefit of all Lenders; provided, that, the foregoing shall not prohibit Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents. Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt. With respect to any action by Agent to enforce the rights and remedies of Agent and Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its promissory notes, if any, to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of Lenders.
14.11    Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates). With respect to each Report, each Lender hereby agrees that:
(a)    Agent (and Agent’s Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of Borrowers and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by such Lender or any of its personnel of this Section 14.11 or otherwise arising out of such Lender’s access to any Report or any discussion of its contents;
(b)    Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of Borrowers may not be reflected in each Report. Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and
(c)    Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.
14.12    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, Agent (irrespective of whether the principal of any Credit Extension shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any Credit Extension, and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and attorneys and all other amounts due Lenders and Agent under this Agreement) allowed in such judicial proceedings; and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and attorneys, and any other amounts due Agent as provided hereunder. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
14.13    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments, or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Credit Extensions, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement satisfies the requirements of sub-

sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (i) clause (i) of Section 14.13(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 14.13(a), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Credit Extensions, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
14.14    Other Agents. If applicable, none of Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “book runner,” “lead manager,” “arranger,” “lead arranger” or “co- arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other Persons so identified, if any, shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
14.15    Return of Payments. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate. If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.
15.    CO-BORROWER PROVISIONS.
15.1    Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Agent or any Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Agent and each Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Borrowing Requests, disbursement request forms, borrowing base certificates and compliance certificates.
15.2    Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Agent or any Lender, as applicable, may proceed against one or more of Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
15.3    Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all

Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Agent on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Agent need not inquire as to each Borrower’s authority to act for or on behalf of another Borrower.
15.4    Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrowers to the rights of Agent or any Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrowers with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrowers with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 15.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 15.4, such Borrower shall hold such payment in trust for Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.
15.5    Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Agent’s or any Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Agent from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Agent or any lender that changes the scope of such Borrower’s risks hereunder.
15.6    Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
15.7    Right to Settle, Release.
(a)    The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Agent or any Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b)    Without affecting the liability of any Borrower hereunder, Agent or any Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Secured Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
15.8    Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.
15.9    Borrower Representative. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Borrower Representative”), which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Representative. Each Borrower hereby irrevocably appoints and authorizes Borrower Representative (a) to provide Agent with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Borrower Representative shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by Agent or any Lender to Borrower Representative in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as Borrower Representative deems appropriate on its behalf to obtain Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Credit Extensions and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that none of Agent and the Lenders shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Extensions and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees, subject to Section 13.2(b), to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses arising out of, in connection with, or as a result of (i) the handling of the Credit Extensions and Collateral of Borrowers as herein provided, or (ii) Agent’s or any Lender’s relying on any instructions of Borrower Representative.
BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
THREDUP INC.,
a Delaware corporation
By:/s/ Sean Sobers
Name: Sean Sobers
Title: Chief Financial Officer
THREDUP INTERMEDIARY HOLDINGS LLC,
a Virginia limited liability company
By: /s/ Sean Sobers
Name: Sean Sobers
Title: Treasurer
KNITWIT GC LLC,
a Virginia limited liability company
By: /s/ Sean Sobers
Name: Sean Sobers
Title: Treasurer

Signature page to Second Amended and Restated Loan and Security Agreement (ThredUP)

WESTERN ALLIANCE BANK,
an Arizona corporation, as Agent and as a Lender
By: /s/ Jeffrey Brown
Name: Jeffrey Brown
Title: Senior Director
Signature page to Second Amended and Restated Loan and Security Agreement (ThredUP)

SCHEDULE OF EXCEPTIONS
[Omitted]

SCHEDULE 2.1
COMMITMENTS AND LENDERS

Name of Lender	Term A Loan Commitment	Term B Loan Commitment
Western Alliance Bank	$32,000,000	$38,000,000

TOTAL	$32,000,000.00	$38,000,000

SCHEDULE 2.1(c)
EXISTING LETTERS OF CREDIT
[Omitted]

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
[Omitted]

EXHIBIT B-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
[Omitted]

EXHIBIT B-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
[Omitted]

EXHIBIT B-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
[Omitted]

EXHIBIT B-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
[Omitted]

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
[Omitted]